Exhibit 10.3

CONSENT AND FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT, SECURITY AND GUARANTY AGREEMENT

CONSENT AND FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT, SECURITY AND GUARANTY AGREEMENT (this “Agreement”) is made as of this 1st day of September, 2016 (the “Fifth Amendment Effective Date”), by and among ALPHATEC HOLDINGS, INC., a Delaware corporation (“Alphatec Holdings”), ALPHATEC SPINE, INC., a California corporation (“Alphatec Spine”; together with Alphatec Holdings, each being referred to herein individually as a “Borrower”, and collectively as “Borrowers”), and ALPHATEC PACIFIC, INC. (also known as Kabushiki-Kaisha Alphatec Pacific), a Japanese company (“Alphatec Pacific”), ALPHATEC INTERNATIONAL LLC, a Delaware limited liability company (“Alphatec International”; each of Alphatec International and Alphatec Pacific, also being referred to herein individually as “Former Borrower” and collectively as “Former Borrowers”), and MIDCAP FUNDING IV TRUST (formerly known as MidCap Funding IV, LLC, as Agent for Lenders, “Agent”), and MIDCAP FUNDING IV TRUST, individually, as a Lender, and the other financial institutions or other entities from time to time parties to the Credit Agreement referenced below, each as a Lender.
RECITALS
A.Agent, Lenders, Borrowers and Former Borrowers are parties to that certain Amended and Restated Credit, Security and Guaranty Agreement, dated as of August 30, 2013, as amended by the First Amendment to Amended and Restated Credit, Security and Guaranty Agreement, dated as of March 17, 2014, the Second Amendment to Amended and Restated Credit, Security and Guaranty Agreement, dated as of July 10, 2015, the Third Amendment and Waiver to Amended and Restated Credit, Security and Guaranty Agreement, dated as of March 11, 2016 and by the Fourth Amendment and Waiver to Amended and Restated Credit, Security and Guaranty Agreement, dated as of August 9, 2016 (and as further amended, modified, supplemented and restated from time to time prior to the date hereof, the “Original Credit Agreement” and as the same is amended hereby and as it may be further amended, modified, supplemented and restated from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make certain advances of money and to extend certain financial accommodations to Borrowers, Former Borrowers and certain of their Affiliates in the amounts and manner set forth in the Credit Agreement.
B.Alphatec Holdings and Globus Medical Ireland, Ltd (“Globus Ireland”) have entered into that certain Purchase and Sale Agreement, dated as of July 25, 2016 (the “Globus PSA”), pursuant to which Alphatec Holdings agrees to sell the equity interests of it certain of its Subsidiaries (the “Globus Sale”), including Alphatec Pacific, and certain other of its assets to Globus Ireland, in exchange for which Globus Ireland has agreed to make a cash payment to the Company in an amount equal to $80,000,000.00 (subject to adjustment pursuant to the Globus PSA), which amount shall be used in part to (x) pay the Deerfield Debt in full in cash (the “Deerfield Payoff”), which payoff, but for the consent set forth in this Agreement, would be prohibited under Section 5.5 of the Original Credit Agreement, and (y) repay the Term Loan (on behalf of the Borrowers) in an amount not less than $20,000,000 (the “Globus MCF Payment”). An affiliate of Globus Ireland, Globus Medical Inc., a Delaware corporation (“Globus”) has agreed to extend certain other financial accommodations to Alphatec Holdings, including providing a $30,000,000 secured term loan to Alphatec Holdings and Alphatec Spine (the “Globus Term Loan”).
C.Upon the consummation of the transactions contemplated under the Globus PSA (the “Globus Transactions”), in addition to the payment of the Globus MCF Payment, Borrowers shall repay the Obligations in an amount not less than $12,384,695.37 (the “Fifth Amendment Repayment”), of which $11,884,695.37 will be applied to the Revolving Loan Outstandings and $500,000 will be applied to the outstanding Obligations under the Term Loan.
D.Borrowers and Former Borrowers have requested, and Agent and Lenders have agreed, to (i) amend the Original Credit Agreement to reflect the Globus Transactions, the Globus MCF Payment and the Fifth Amendment Repayment, including, among other things, (A) reducing the Revolving Credit Commitment to $22,500,000, (B) reducing the Term Loan Commitment to $4,929,130.50, which amount includes capitalization of $1,940,000 in fees under the First Amendment Fee Letter, the Second Amendment Fee Letter, and other Fee Letters and other fees agreed upon between Borrowers and Agent that would otherwise be due and payable on the Fifth Amendment Effective Date, (C) releasing Former Borrowers from their Obligations under the Original Credit Agreement, (D) releasing certain other Collateral from the Liens in favor of the Agent (for the benefit of Lenders), (E) revising Schedule 2.1 (Amortization) to provide for a period during which no principal payments will be required under the Term Loan (subject to the satisfaction of certain conditions), (F) revising the financial covenants set forth in Section 6 of the Original Credit Agreement to eliminate the Senior Leverage Ratio and the Total Leverage Ratio and to reset the minimum Fixed Charge

Coverage Ratio, and (G) extending the Commitment Expiry Date from December 31, 2016 to December 31, 2019, and (ii) consent to the Deerfield Payoff, all on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders, Borrowers and Former Borrowers hereby agree as follows:
1.Recitals. This Agreement shall constitute a Financing Document and the Recitals and each reference to the Credit Agreement in the Original Credit Agreement, unless otherwise expressly noted, will be deemed to reference the Credit Agreement as amended hereby. The Recitals set forth above shall be construed as part of this Agreement as if set forth fully in the body of this Agreement and capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Credit Agreement (including those capitalize terms used in the Recitals hereto).
2.Release. As of the Fifth Amendment Effective Date, Alphatec Pacific and Alphatec International are each hereby released from the Obligations and shall cease to be a “Borrower” and a “Credit Party” under the Original Credit Agreement and the other Financing Documents. All references to Alphatec Pacific and Alphatec International in the Original Credit Agreement and other Financing Documents shall cease to be of any further force or effect. The Liens in favor of the Agent (for the benefit of Lenders) on the assets of the Former Borrowers that constitute Collateral shall be released. Agent agrees to take all reasonable additional steps as Former Borrowers may reasonably request to release or terminate any document or filing that evidences or perfects any Lien in favor of Agent in any property of any Former Borrower securing the Obligations. The Credit Parties expressly acknowledge and agree that the release set forth in this paragraph 2 is a partial release, which does not release any other Credit Party or Collateral, and does not affect any rights of Agent or any Lender, or any Obligations of the Credit Parties or any of their respective Affiliates and/or Subsidiaries, or any other obligor in connection with the Loan or any other outstanding credit facility.
3.Limited Consent. At the request of and as an accommodation to the Borrowers, subject to the terms and conditions set forth herein and notwithstanding anything contained in the Deerfield Intercreditor Agreement to the contrary, Agent and Lenders hereby consent to the Deerfield Payoff. The consent set forth in this Section 3 is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or of any other Financing Document; (b) prejudice any right that Agent or Lenders have or may have in the future under or in connection with the Credit Agreement or any other Financing Document; (c) constitute a consent to or waiver of any past, present or future Default or Event of Default or other violation of any provisions of the Credit Agreement or any other Financing Documents, (d) create any obligation to forbear from taking any enforcement action, or to make any further extensions of credit or (e) establish a custom or course of dealing among any of the Credit Parties, on the one hand, or Agent or any Lender, on the other hand.
4.Amendments to Original Credit Agreement. Subject to the terms and conditions of this Agreement, including, without limitation, the conditions to effectiveness set forth in Section 5 below, the Original Credit Agreement is hereby amended as follows:
(a)The following definitions are hereby added to Article 1 of the Original Credit Agreement in their respective alphabetic order:
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Term Loan Commitment or Revolving Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Term Loan Commitment or Revolving Loan Commitment (other than pursuant to an assignment requested by Borrower Representative under Section 2.8(h)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.8(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (and related governmental directives or implementing legislation) entered into with respect thereto.
“Fifth Amendment” means that certain Fifth Amendment to Amended and Restated Credit, Security and Guaranty Agreement, dated as of September 1, 2016, among Borrowers, “Former Borrowers” (as defined therein), Agent and Lenders.
“Fifth Amendment Effective Date” means the effective date of the Fifth Amendment.
“Foreign Lender” has the meaning given such term in Section 2.8(d)(ii).
“Globus” means, collectively, Globus Medical Inc., a Delaware corporation, and its permitted successors and assigns as “Lender” under the Globus Facility Agreement.
“Globus Debt” means Debt incurred pursuant to and in accordance with the terms of the Globus Facility Agreement.
“Globus Facility Agreement” means: (a) that certain Credit, Security and Guaranty Agreement, dated as of September 1, 2016, among Holdings, Globus and the other parties party thereto and without giving effect to any amendment, supplement, restatement or other modification thereto other than those made in accordance with the terms of this Agreement and the Globus Intercreditor Agreement and (b) the ancillary agreements and documents entered into by Holdings, the other parties party thereto and Globus in connection therewith, in each case, true and complete copies of which have been provided to Agent.
“Globus Intercreditor Agreement” means that certain Intercreditor Agreement between Agent and Globus with respect to the Globus Debt, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Financing Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Orthotec Settlement Agreement” has the meaning set forth in Section 5.16(b).
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(d).

(b)The following definitions appearing in Section 1.1 of the Original Credit Agreement are hereby deleted in their entirety and all references thereto in the Original Credit Agreement shall cease to be of any force or effect:
“Deerfield”
“Deerfield Debt”

“Deerfield Facility Agreement”
“Deerfield Intercreditor Agreement”
“First Amendment Fee Letter”
“Orthotec Litigation Settlement”
“Orthotec Resolution”
“Second Amendment Fee Letter”
“Settlement Deposit Account”
(c)The definition of “Commitment Expiry Date” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by replacing the date “December 31, 2016” with “December 31, 2019”.
(d)The definition of “Credit Party” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by inserting the following proviso immediately after the clause “Credit Parties” means all such Persons, collectively”:
“; provided that no Subsidiary of Holdings as of the Fifth Amendment Effective Date that is incorporated or organized under the laws of any jurisdiction other than the United States or any other political subdivision thereof shall be required to become a Credit Party.”
(e)The definition of “Fee Letter” appearing in Section 1.1 of the Original Credit Agreement is hereby amended and restated in its entirety as follows:
“ “Fee Letter” means, collectively, that certain Second Amended and Restated Fee Letter, dated the Fifth Amendment Effective Date, among Agent and Borrowers, together with each other letter agreement among Agent and Borrowers, dated after the Fifth Amendment Effective Date, relating to fees payable to Agent, for its own account, in connection with this Agreement and/or any other Financing Document and/or amendment to any of the foregoing.”
(f)The definition of “Guarantor” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by inserting the following proviso immediately after the clause “any portion of the Obligations”:
“; provided that no Subsidiary of Holdings as of the Fifth Amendment Effective Date that is incorporated or organized under the laws of any jurisdiction other than the United States or any other political subdivision thereof shall be required to become a Guarantor.”
(g)The definition of “Material Adverse Effect” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by deleting the last sentence thereof, which sentence begins with the clause “Notwithstanding the foregoing,”.
(h)The definition of “Operative Documents” appearing in Section 1.1 of the Original Credit Agreement is hereby amended and restated in its entirety as follows:
“ “Operative Documents” means (i) at all times on and after the Closing Date (including at all times after the Fifth Amendment Effective Date), the Financing Documents, Subordinated Debt Documents, and all documents effecting any purchase or sale or other transaction that is closing contemporaneously with the closing of the financing under this Agreement on the Closing Date and (ii) at all times on and after the Fifth Amendment Effective Date, the Fifth Amendment, the Globus Facility Agreement and all documents effecting the purchase or sale or other transaction that is closing on or about the Fifth Amendment Effective Date.”
(i)The definition of “Permitted Debt” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by replacing “[RESERVED]” appearing in clause (e) thereof with the clause “the Globus Debt”.
(j)The definition of “Orthotec Settlement Payments” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by replacing “Orthotec Matter” appearing therein with “Orthotec, LLC matter”.
(k)The definition of “Permitted Intercompany Advances” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by replacing clause (d) thereof in its entirety with the following:
“(d) a Credit Party to a Subsidiary of Holdings that is not a Credit Party (other than the transactions constituting Secured Permitted Intercompany Advances) so long as the aggregate amount of all such loans, guarantees and Investments outstanding under this clause (d) does not to exceed $[***] (or such greater amount as Agent may agree in its reasonable discretion) per individual transaction, or $[***] in the aggregate.”

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(l)The definition of “Permitted Liens” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by replacing clause (l) thereof in its entirety with the following:
“(l) Liens and encumbrances securing the Globus Debt that, in each case, are subject to the Globus Intercreditor Agreement.”
(m)The definition of “Subordinated Debt” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by (i) deleting the parenthetical clause “(including, without limitation, the Deerfield Debt)” and (ii) adding the following sentence to the end of such definition:
“For avoidance of doubt, so long as the Globus Intercreditor Agreement remains in full force and effect, the Globus Debt shall not constitute “Subordinated Debt.”
(n)The definition of “Subordination Agreement” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by deleting the parenthetical clause “(including, without limitation, the Deerfield Intercreditor Agreement)”.
(o)The definition of “Term Loan Commitment” appearing in Section 1.1 of the Original Credit Agreement is hereby amended by with the following:
“ “Term Loan Commitment” means the sum of each Lender’s Term Loan Commitment Amount, which in the aggregate is equal to Five Million Dollars ($5,000,000), which was fully funded as of the Fifth Amendment Effective Date .”
(p)Article I of the Original Credit Agreement is hereby amended by adding the following new Section 1.5 to the end of such Article:
“Section 1.5    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the terms of this Agreement and the exercise of any right or remedy by Agent hereunder or under any Financing Document with respect to the liens and security interest granted to the Agent pursuant to this Agreement, is subject to the provisions of the Globus Intercreditor Agreement. In the event of any conflict between the terms of the Globus Intercreditor Agreement and this Agreement with respect to the exercise of rights and remedies or the priority of the security interests granted to the Agent herein, the terms of the Globus Intercreditor Agreement shall govern and control.”
(q)Section 2.1(a)(ii)(B) of the Original Credit Agreement is hereby amended by inserting the clause “Subject to the provisions of the Globus Intercreditor Agreement,” immediately prior to the clause “there shall become due and payable”.
(r)Section 2.8 of the Original Credit Agreement is hereby amended by (i) renumbering Sections 2.8(d) and 2.8(e) to become Sections 2.8(g) and 2.8(h) and (ii) amending and restating Sections 2.8(a) through and including 2.8(c) thereof with the following Sections 2.8(a) through 2.8(f) as set forth below:
(a)    Any and all payments by or on account of any obligation of any Credit Party under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Credit Parties) requires the deduction or withholding of any Tax from any such payment by a Credit Party, then the applicable Credit Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. For purposes of this Section 2.8, the term “applicable Law” includes FATCA.
(b)    The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law any Other Taxes.
(c)    The Credit Parties shall jointly and severally indemnify each Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender shall be conclusive absent manifest error.

(d)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to the Borrower Representative, at the time or times reasonably requested by the Borrower Representative, such properly completed and executed documentation reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower Representative as will enable the Borrowers to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.8(d)(i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:
(i)    any Lender that is a U.S. Person shall deliver to the Borrower Representative on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    any Lender that is not U.S. Person (and such Lender’s applicable, assignees, participants or transferees that are similarly not a U.S. Person as defined in Section 7701(a)(30) of the Code) (each such Person a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative (in such number of copies as shall be requested by the Borrower Representative) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN or IRS Form W-8 BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN or IRS Form W-8 BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8 BEN-E; or
(D)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8 BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative (in such number of copies as shall be requested by the Borrower Representative) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative, executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower Representative to determine the withholding or deduction required to be made;
(iv)    if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower Representative such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative as may be necessary for the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(v)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative in writing of its legal inability to do so.
(e)    If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), it shall pay to the applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Lender, shall repay to such Credit Party the amount paid over pursuant to this Section 2.8(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8(e), in no event will a Lender be required to pay any amount to a Credit Party pursuant to this Section 2.8(e) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8(e) shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Parties or any other Person.
(f)    Each party’s obligations under this Section 2.8 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments or Revolving Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Financing Document.”
(s)Section 2.10(c) of the Original Credit Agreement is hereby amended by replacing the parenthetical clause “(except as otherwise specifically required under this Agreement)” with the parenthetical clause “(except as otherwise specifically required under this Agreement and subject in all respects to the Globus Intercreditor Agreement)”.
(t)Section 3.6 of the Original Credit Agreement is hereby amended by replacing “Orthotec Matter” appearing in clause (iii) therein with “Orthotec, LLC matter”.
(u)Section 3.19 of the Original Credit Agreement is hereby amended by replacing the parenthetical clause “(except for Liens granted pursuant to the Deerfield Facility Agreement)” with the clause “(except for Liens granted pursuant to the Globus Facility Agreement)”.
(v)Section 4.3(a) of the Original Credit Agreement is hereby amended by deleting the text “of Alphatec Holdings International C.V., Cooperatie Alphatec Holding Europe U.A., and each other”.
(w)Section 5.4 of the Original Credit Agreement is hereby amended by replacing the clause “(except as provided by the Financing Documents and the Deerfield Facility Agreement)” with “(except as provided by the Financing Documents and the Globus Facility Agreement)” in each of clauses (a) and (b) thereof.
(x)Section 5.6 of the Original Credit Agreement is hereby amended by (i) replacing “any other Person” in clause (a) thereof with “any Person that is not a Credit Party” and (ii) inserting the following sentence at the end of such Section:
“Notwithstanding anything herein to the contrary, the dissolution, consolidation, merger or amalgamation of any direct or indirect Subsidiary of Alphatec International shall be permitted; provided, that, any such consolidation, merger or amalgamation shall be with or into any direct or indirect Subsidiary of Holdings.”

(y)Section 5.7 of the Original Credit Agreement is hereby amended by amending and restating clause (a) thereof to read as follows:
“(a) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business; provided that, Alphatec International, LLC shall hold no assets other than (i) assets held on the Closing Date (including equity interests of its direct subsidiaries) and (ii) such funds for the payment of expenses and other liabilities as shall be invested in Alphatec International, LLC as permitted hereunder”.
(z)Section 5.16 of the Original Credit Agreement is hereby amended by (i) deleting clause (c) thereof and (ii) amending and restating clause (b) thereof to read as follows:
“(b)    Notwithstanding anything to the contrary in this Article 5 or otherwise in this Agreement or the other Financing Documents, Borrowers shall be permitted to make (i) pursuant to that certain Settlement and Release Agreement dated as of August 13, 2014 (the “Settlement Agreement”), by and among the Alphatec Parties, the Healthpoint Parties and the OrthoTec Parties (each as defined therein), Orthotec Settlement Payments each quarter in an aggregate amount not to exceed one million one hundred thousand dollars ($1,100,000) and (ii) pursuant to that certain Forbearance Agreement dated as of July 1, 2016 (the “Forbearance Agreement”), by and among Alphatec Holdings, Inc. and its subsidiaries and affiliates, Healthpoint Capital, LLC, HealthpointCapital Partners, L.P., and HealthpointCapital Partners II, L.P. (collectively, “Healthpoint”), a payment or series of payments on or prior to September 30, 2016 to Healthpoint in an aggregate amount not to exceed nine hundred and fifty thousand dollars ($950,000); provided, however, at the time of each such payment, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no party to that certain Settlement Agreement or any other settlement agreement, forbearance agreement or other settlement arrangement with respect to the Orthotec, LLC matter, including the Orthotec Litigation (collectively, the “Orthotec Settlement Agreement”) shall have breached or violated any such agreement or arrangement in any material respect, which breach or violation has not been waived or cured, and the Orthotec Settlement Agreement shall be in full force and effect, and (iii) such payment shall not be prohibited by or otherwise violate the terms of the Globus Facility Agreement.”
(aa)Article 6 of the Original Credit Agreement is hereby amended and restated in its entirety to read as follows:
“ARTICLE 6 - FINANCIAL COVENANT
Section 6.1    Additional Defined Terms. The following additional definitions are hereby appended to Section 1.1 of this Agreement:
“Defined Period” means, for purposes of calculating the Fixed Charge Coverage Ratio, for (a) each of the months ending [***] period immediately preceding such month end date (which period shall include the month in which the respective month end date occurs), and (b) each month thereafter, the twelve (12) month period immediately preceding such month.
“Fixed Charge Coverage Ratio” means, for any Defined Period, the ratio of (a) Operating Cash Flow to (b) Fixed Charges.
“Fixed Charges” has the meaning provided in the Compliance Certificate.
“Liquidity” means, the sum of (a) unrestricted cash on the balance sheet, plus (b) Revolving Loan Availability.
“Operating Cash Flow” has the meaning provided in the Compliance Certificate.
Section 6.2    Liquidity. Borrowers will not permit the Liquidity of Borrowers and their Subsidiaries on a Consolidated Basis, as of the last day of each month ending during the period from the Fifth Amendment Effective Date through and including March 31, 2017, to be less than [***].
Section 6.3    Fixed Charge Coverage Ratio. Borrowers will not permit the Fixed Charge Coverage Ratio for any Defined Period commencing on and after the period ending April 30, 2017, as tested monthly, to be less than [***] to 1.00 for each month.
Section 6.4    Evidence of Compliance. Borrowers shall furnish to Agent, together with the financial reporting required of Borrowers in Section 4.1 hereof, a Compliance Certificate as evidence of Borrowers’ compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred. The Compliance Certificate shall include, without limitation, (a) a statement and report, on a form approved by Agent, detailing Borrowers’ calculations, and (b) if requested by Agent, back-up

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documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.”
(bb)Section 9.1 of the Original Credit Agreement is hereby amended by replacing “a continuing first priority Lien on and security interest” with “, subject to the Globus Intercreditor Agreement, a continuing first priority Lien on and security interest”.
(cc)Section 10.3(a) of the Original Credit Agreement is hereby amended by replacing the clause “and under any other applicable law” with the clause “and under any other applicable law, but subject to the Globus Intercreditor Agreement”.
(dd)Annex A (Commitment Annex) to the Original Credit Agreement is hereby replaced in its entirety with a new Schedule 2.1 attached hereto as Exhibit A.
(ee)Exhibit A (List of Guarantors) to the Original Credit Agreement is hereby replaced in its entirety with a new Schedule 2.1 attached hereto as Exhibit B.
(ff)Exhibit B (Compliance Certificate) to the Original Credit Agreement is hereby replaced in its entirety with a new Schedule 2.1 attached hereto as Exhibit C.
(gg)Schedule 2.1(Amortization) to the Original Credit Agreement is hereby replaced in its entirety with a new Schedule 2.1 attached hereto as Exhibit D.
(hh)Schedule 9.1(Collateral) to the Original Credit Agreement is hereby replaced in its entirety with a new Schedule 9.1 attached hereto as Exhibit E.
5.Representations and Warranties; Reaffirmation of Security Interest; Updated Schedules. Each Borrower hereby (a) confirms that all of the representations and warranties set forth in the Credit Agreement are true and correct in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) with respect to such Borrower as of the date hereof except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date, and (b) covenants to perform its respective obligations under the Credit Agreement. Each Borrower further represents and warrants that (x) it has received all consents and delivered all notices, including those under the Purchase and Sale Agreement dated as of July 25, 2016 (the “Globus Purchase Agreement”), between Globus Medical Ireland, Ltd., as buyer and Alphatec Holdings, as seller, required to be delivered in connection with this Agreement and the transactions contemplated hereby and (y) that no breach of or default under the Globus Purchase Agreement exists (or would exist after giving effect to this Agreement), that has not been waived or cured. Each Borrower confirms and agrees that all security interests and Liens granted to Agent continue in full force and effect, and all Collateral remains free and clear of any Liens, other than those granted to Agent and Permitted Liens. Except as specifically provided in this Agreement, nothing herein is intended to impair or limit the validity, priority or extent of Agent’s security interests in and Liens on the Collateral. Each Borrower acknowledges and agrees that the Credit Agreement, the other Financing Documents and this Agreement constitute the legal, valid and binding obligation of each Borrower, and are enforceable against each Borrower in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
6.Costs and Fees. Borrowers shall pay to Agent a prepayment fee equal to [***] (three percent ([*]%) of the sum of the amount of the Term Loan being prepaid in connection with this Agreement). In addition, Borrowers shall be responsible for the payment of all reasonable and documented out-of-pocket costs and fees of Agent’s counsel incurred in connection with the preparation of this Agreement and any related documents. If Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.
7.Conditions to Effectiveness. This Agreement shall become effective as of the date on which each of the following conditions has been satisfied, as determined by Agent in its sole discretion:
(a)Borrowers shall have delivered to Agent this Agreement duly executed by an authorized officer of each Borrower and Former Borrowers;
(b)Borrowers shall have delivered to Agent that certain Second Amended and Restated Fee Letter, duly executed by each Borrower;
(c)(i) Borrowers shall have delivered to Agent a copy of the fully executed and delivered Globus Credit Agreement, which shall be in form and substance satisfactory to Agent, and (ii) all conditions precedent (other than the effectiveness of this Agreement) to the effectiveness of the Globus Credit Agreement shall have been satisfied or waived;
(d)Agent shall have received the Globus Intercreditor Agreement, duly executed and delivered by each of the parties thereto (other than Agent); and

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(e)Agent shall have received a certificate of the secretary of each Borrower attaching the Organizational Documents of such Borrower, as applicable (if modified since the last delivery thereof to the Agent).
8.Covenants. Borrowers shall satisfy and complete each of the following obligations to the satisfaction of Agent in its sole and absolute discretion, and Borrowers agree that failure to so complete and satisfy each such obligation, shall constitute an immediate and automatic Event of Default:
(f)On the Fifth Amendment Effective Date, Agent shall have received evidence confirming that the Globus Credit Agreement is in full force and effect as of the Fifth Amendment Effective Date;
(g)On the Fifth Amendment Effective Date, Agent shall have received evidence confirming that Borrowers received all proceeds of the “Closing Date Term Loan Tranche” (as defined in the Globus Credit Agreement) on the Fifth Amendment Effective Date;
(h)On the Fifth Amendment Effective Date, Agent shall have received, in the deposit account of Agent designated therefor, the Globus MCF Payment and the Fifth Amendment Repayment;
(i)On the Fifth Amendment Effective Date, Agent shall have received evidence that the Deerfield Debt shall have been paid in full in cash and the Deerfield Facility Agreement and each other ancillary agreement and document shall have been terminated and all Liens related thereto shall have been released other than the items listed in clause (e) below;
(j)Not later than (i) ten (10) Business Days following the Fifth Amendment Effective Date, Borrower shall ensure that, according to the requirements set forth in the Credit Agreement, each Deposit Account, including without limitation the Deposit Accounts at Silicon Valley Bank, shall be subject to a Deposit Account Control Agreement, which shall be in form and substance reasonably satisfactory to Agent, and (ii) thirty (30) days following the Fifth Amendment Effective Date, Borrower shall have obtained a landlord waiver termination for that certain landlord waiver and agreement dated as of March 17, 2014, by and among Borrower, as tenant, H.G. Fenton Property Company, as landlord, and Deerfield as lender; and
(k)On the Fifth Amendment Effective Date, Agent shall have received from Borrowers all of the fees owing to Agent and Lenders pursuant to this Agreement.
9.Release. In consideration of the agreements of Agent and Required Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower and Former Borrower, voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself and all of its respective parents, subsidiaries, affiliates, members, managers, predecessors, successors, and assigns, and each of their respective current and former directors, officers, shareholders, agents, and employees, and each of their respective predecessors, successors, heirs, and assigns (individually and collectively, the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge each of Agent, Lenders, and each their respective parents, subsidiaries, affiliates, members, managers, shareholders, directors, officers and employees, and each of their respective predecessors, successors, heirs, and assigns (individually and collectively, the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) has against the Released Parties or any of them (whether directly or indirectly), based in whole or in part on facts, whether or not now known, existing on or before the Effective Date, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Financing Documents or transactions contemplated thereby or any actions or omissions in connection therewith or (ii) any aspect of the dealings or relationships between or among any or all of the Borrowers or Former Borrowers, on the one hand, and any or all of the Released Parties, on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof. Each Borrower and Former Borrower acknowledges that the foregoing release is a material inducement to Agent’s and Required Lender’s decision to enter into this Agreement and agree to the modifications contemplated hereunder, and has been relied upon by Agent and Required Lenders in connection therewith.
10.No Waiver or Novation. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided in this Agreement, operate as a waiver of any right, power or remedy of Agent, nor constitute a waiver of any provision of the Credit Agreement, the Financing Documents or any other documents, instruments and agreements executed or delivered in connection with any of the foregoing. Nothing herein is intended or shall be construed as a waiver of any existing Defaults or Events of Default under the Credit Agreement or other Financing Documents or any of Agent’s rights and remedies in respect of such Defaults or Events of Default. This Agreement (together with any other document executed in connection herewith) is not intended to be, nor shall it be construed as, a novation of the Credit Agreement.
11.Affirmation. Except as specifically amended pursuant to the terms hereof, each Borrower hereby acknowledges and agrees that the Credit Agreement and all other Financing Documents (and all covenants, terms, conditions and agreements therein) shall remain in full force and effect, and are hereby ratified and confirmed in all respects by Borrowers. Each Borrower covenants and agrees to comply with all of the terms, covenants and conditions of the Credit Agreement and the Financing Documents, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions. Each Borrower hereby agrees that (i) all representations and warranties of Borrowers and Former Borrowers contained in the Original Credit Agreement and the other Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) as of the date hereof (and such parties’ delivery of their respective signatures hereto shall be deemed to be its certification thereof), except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) on and as of such date and (ii) no Default or Event of Default shall exist under any of the Financing Documents (and each Borrower’s and Former Borrower’s delivery of its signatures hereto shall be deemed to be its certification thereof);
12.Confidentiality. No Borrower or Former Borrower will disclose the contents of this Agreement, the Credit Agreement or any of the other Financing Documents to any third party (including, without limitation, any financial institution or intermediary) without Agent’s prior written consent, other than to Borrowers’ and Former Borrowers’ officers and advisors on a need-to-know basis or as otherwise may be required by Law, including to any court or regulatory agency having jurisdiction over such Borrower or Former Borrower. Each Borrower and Former Borrower agrees to inform all such persons who receive information concerning this Agreement, the Credit Agreement and the other Financing Documents that such information is confidential and may not be disclosed to any other person except as may be required by Law, including to any court or regulatory agency having jurisdiction over such Borrower or Former Borrower.
13.Miscellaneous.
(a)Reference to the Effect on the Credit Agreement. Upon the effectiveness of this Agreement, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of similar import shall mean and be a reference to the Credit Agreement, as amended by this Agreement. Except as specifically amended above, the Credit Agreement, and all other Financing Documents (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by Borrowers.
(b)Incorporation of Credit Agreement Provisions. The provisions contained in Section 11.6 (Indemnification), Section 12.8 (Governing Law; Submission to Jurisdiction) and Section 12.9 (Waiver of Jury Trial) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.
(c)Headings. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(d)Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or by electronic mail delivery of an electronic version (e.g., .pdf or .tif file) of an executed signature page shall be effective as delivery of an original executed counterpart hereof and shall bind the parties hereto.
(e)Entire Agreement.    This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
(f)Severability. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
(g)Successors/Assigns. This Agreement shall bind, and the rights hereunder shall inure to, the respective successors and assigns of the parties hereto, subject to the provisions of the Credit Agreement and the other Financing Documents.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this document constitute an agreement executed under seal, the undersigned have executed this Agreement under seal as of the day and year first hereinabove set forth.

AGENT:
MIDCAP FUNDING IV TRUST, a Delaware statutory trust
By: Apollo Capital Management, L.P.,
its investment manager

By:Apollo Capital Management GP, LLC,
its general partner

By: _/S/ Maurice Amsellem_____________
Name: Maurice Amsellem
Title: Authorized Signatory

LENDERS
MIDCAP FUNDING IV TRUST, a Delaware statutory trust
By: Apollo Capital Management, L.P.,
its investment manager

By:Apollo Capital Management GP, LLC,
its general partner

By: _/S/ Maurice Amsellem_______________
Name: Maurice Amsellem
Title: Authorized Signatory

[Signatures Continue on Following Page]

BORROWERS:
ALPHATEC HOLDINGS, INC.,
a Delaware corporation

By: _/S/ Michael O'Neill____________
Name: Michael O'Neill
Title: Chief Financial Officer
ALPHATEC SPINE, INC.,
a Delaware corporation

By: _/S/ Michael O'Neill____________
Name: Michael O'Neill
Title: Chief Financial Officer

FORMER BORROWER:
ALPHATEC INTERNATIONAL LLC,
a Delaware limited liability company

By: __/S/ Ebun Garner______________
Name: Ebun S. Garner, Esq.
Title: General Counsel and SVP, Alphatec Holdings, Inc., General Partner of Alphatec Holdings, International C.V., Sole Member

ALPHATEC PACIFIC, INC.,
a Japanese company

By: _/S/ Ebun Garner_______________
Name: Ebun S. Garner, Esq.
Title: Director

EXHIBIT A
Annex A
Annex A to Credit Agreement (Commitment Annex)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage	Term Loan Commitment Amount	Term Loan Commitment Percentage
MidCap Funding IV Trust	$22,500,000.00	100%	$5,000,000.00	100%
TOTALS	$22,500,000.00	100%	$5,000,000.00	100%

EXHIBIT B
Exhibit A to Credit Agreement (List of Guarantors)
As of the Fifth Amendment Effective Date, none.

EXHIBIT C
Exhibit B to Credit Agreement (Compliance Certificate)
COMPLIANCE CERTIFICATE
This Compliance Certificate is given by _____________________, a Responsible Officer of Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Amended and Restated Credit, Security and Guaranty Agreement, dated as of August 30, 2013, by and among the Borrower Representative and each of its Subsidiaries party thereto as “Borrowers”, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), MidCap Financial, LLC, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby certifies to Agent and Lenders that:
(a)the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;
(b)I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Consolidated Subsidiaries during the accounting period covered by such financial statements, and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;
(c)except as noted on Schedule 2 attached hereto, Schedule 9.2 to the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers or Guarantors currently conduct business, and Schedule 2 specifically notes any changes in the names under which Borrowers or Guarantors conduct business;
(d)except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against the Borrowers, Guarantors or any Collateral, or (ii) any failure of the Borrowers or Guarantors to make required payments of withholding or other tax obligations of the Borrowers or Guarantors during the accounting period to which the attached statements pertain or any subsequent period;
(e)except as noted on Schedule 4 attached hereto, Schedule 5.14 to the Credit Agreement contains a complete and accurate statement of all Deposit Accounts and Security Accounts maintained by Borrowers or Guarantors;
(f)except as noted on Schedule 5 attached hereto or Schedule 3.6 to the Credit Agreement, the undersigned has no knowledge of any current, pending or threatened: (i) litigation against the Borrowers or Guarantors, (ii) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrowers or Guarantors, or (iii) default by Borrowers or Guarantors under any Material Contract to which either of them is a party, provided, however, that the information required pursuant to this clause (f) shall be deemed to have been delivered if the Credit Parties deliver to the Agent that certain litigation letter or disclosure statement delivered to Holdings’ independent public accountants on a quarterly basis at substantially the same time such letter or disclosure statement is delivered to Holdings’ independent public accountants;
(g)[except as noted on Schedule 6 attached hereto, no Borrower or Guarantor has acquired, by purchase, by the approval or granting of any application for registration (whether or not such application was previously disclosed to Agent by Borrowers) or otherwise, any Intellectual Property that is registered with any United States or foreign Governmental Authority, or has filed with any such United States or foreign Governmental Authority, any new application for the registration of any Intellectual Property, or acquired rights under a license as a licensee with respect to any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person, that has not previously been reported to Agent on Schedule 3.19 to the Credit Agreement or any Schedule 6 to any previous Compliance Certificate delivered by the Company to Agent;] [To be included in the Compliance Certificate provided at the end of each Fiscal Quarter only]
(h)except as noted on Schedule 7 attached hereto and except in the ordinary course of business, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that has not previously been reported to Agent on any Schedule 7 to any previous Compliance Certificate delivered by

Borrower Representative to Agent;
(i)[except as noted on Schedule 8 attached hereto, no Borrower or Guarantor is aware of any commercial tort claim that has not previously been reported to Agent on any Schedule 8 to any previous Compliance Certificate delivered by Borrower Representative to Agent; and] [To be included in the Compliance Certificate provided at the end of each Fiscal Quarter only]
(j)Borrowers and Guarantors are in compliance with the covenants contained in Article 6 of the Credit Agreement, and in any Guarantee constituting a part of the Financing Documents, as demonstrated by the calculation of such covenants as set forth in the attached Worksheets [See attached worksheets], and such calculations and the certifications contained therein are true, correct and complete;
(k)Borrowers are in compliance with Section 2.11(i) of the Credit Agreement; and
The foregoing certifications and computations are made as of ________________, 201__ (end of month) and as of _____________, 201__.

Sincerely, ALPHATEC HOLDINGS, INC., as Borrower Representative By: Name: Title:

Worksheet for Calculation of EBITDA

EBITDA for the applicable Defined Period is calculated as follows:
Net income (or loss) for the Defined Period of Borrowers and their Consolidated Subsidiaries, but excluding: (a) the income (or loss) of any Person (other than Subsidiaries of Borrowers) in which Borrowers or any of their Subsidiaries has an ownership interest unless received by Borrower or their Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Borrowers or is merged into or consolidated with Borrowers
$___________
Plus:Any provision for (or minus any benefit from) income and franchise taxes deducted in the determination of net income for the Defined Period	$___________
Plus:Interest expense, net of interest income, deducted in the determination of net income for the Defined Period	$___________
Plus:Stock-based compensation expense	$___________
Plus:Amortization and depreciation deducted in the determination of net income for the Defined Period (including impairment charges to goodwill and write downs of intangible assets)	$___________
Plus:Non-recurring expenses approved by Agent (including transaction expenses and restructuring charges related to acquisitions)	$___________
Plus: Any effect for (or minus any benefit from) foreign currency deducted in the determination of net income for the Defined Period	$___________
EBITDA for the Defined Period:	$

Worksheet for Calculation of Fixed Charges

Fixed Charges for the applicable Defined Period is calculated as follows:
Interest expense ($______), net of interest income ($______), interest paid in kind ($______) and amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Financing Documents and included in interest expense ($______), included in the determination of net income of Borrowers and their Consolidated Subsidiaries for the Defined Period (“Total Interest Expense”)
$___________
Plus:Any provision for (or minus any benefit from) income or franchise taxes included in the determination of net income for the Defined Period *	$___________
Plus:Payments of principal and interest for the Defined Period with respect to all Debt (including the portion of scheduled payments under capital leases allocable to principal and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment))
$___________
Plus:Permitted Distributions	$
Fixed Charges for the applicable Defined Period:	$

Worksheet for Calculation of Operating Cash Flow

Operating Cash Flow for the applicable Defined Period is calculated as follows:
EBITDA for the Defined Period (calculated pursuant to the EBITDA Worksheet)	$___________
Minus:Unfinanced capital expenditures for the Defined Period	$___________
Minus:To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount paid in cash and capitalized during the Defined Period, as long term assets, other than amounts capitalized during the Defined Period as capital expenditures for property, plant and equipment or similar fixed asset accounts
$___________
Operating Cash Flow for the Defined Period:	$

Covenant Compliance:
(To be included in the Compliance Certificate for each month ending during the period from and after April 30, 2017 and thereafter.)

Fixed Charge Coverage Ratio for the Defined Period	___ to 1.0
Minimum Fixed Charge Coverage Ratio for the Defined Period	[***] to 1.0
In Compliance	Yes / No

Worksheet for Calculation of Liquidity
(To be included in the Compliance Certificate for each month ending during the period from Fifth Amendment Effective Date through and including March 31, 2017.)

Balance Sheet Cash	$___________
Plus:Revolving Loan Availability	$___________
Liquidity	$

Covenant Compliance:

Liquidity In Compliance	> $[***] Yes / No
EXHIBIT D
Schedule 2.1 - Amortization
Commencing on the first day of the first calendar month following the Fifth Amendment Effective Date and continuing on the first day of each calendar month (each, a “Payment Date”) thereafter until the Term Loan has been paid in full, Borrowers shall pay to Agent as a principal payment under the Term Loan, an amount equal to the Principal Amount set forth in the table below for the respective Payment Date, in each case, as an amortization payment in respect of all tranches of the Term Loan.

Payment Date	Principal Amount
October 1, 2016 through and including December 1, 2016	$50,000.00
January 1, 2017 through and including December 1, 2017	$200,000.00
January 1, 2018 and thereafter	$300,000.00
Notwithstanding anything to the contrary contained in the foregoing, the entire remaining outstanding principal balance under the Term Loan shall mature and be due and payable upon the Termination Date.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E
Schedule 9.1 - Collateral
The Collateral consists of all of Borrowers’ assets, including without limitation, all of Borrowers’ right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising:

(a)
all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, intellectual property, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b)    all of Borrowers’ books and records relating to any of the foregoing;
(c)    all of Borrowers’ Promissory Notes; and

(d)
any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.